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                                                           EXHIBIT 99.1
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NEWS RELEASE                                           For more information call
September 28, 2001                                  Robert Sheets (252) 291-5507
                                                 Standard Commercial Corporation

                                                       Mark Smith (502) 568-7603
                                          Brown & Williamson Tobacco Corporation


                 STANDARD COMMERCIAL CORPORATION AGREES TO BUY
                    B&W'S WILSON LEAF PROCESSING OPERATIONS

     WILSON, NC - Standard Commercial Corporation (STW-NYSE) has signed a letter of intent to buy the Wilson, NC leaf processing operations of Brown & Williamson Tobacco Corporation. As part of that agreement, which is expected to be signed in November and to become final next spring, Brown & Williamson would sign a long-term agreement to process all of its tobacco through Standard Commercial. It is expected that Standard Commercial will offer employment to many of the current employees in B&W's processing facility.

      In making the announcement, Robert E. Harrison, President and Chief Executive Officer, said, "We are extremely pleased to add this facility to our global operations. This acquisition is consistent with our long-term strategy to provide high quality products and services to our customers in the major tobacco markets worldwide. This facility will compliment our existing processing plant in Wilson and provide our US operations with increased economies of scale."

      Speaking on behalf of Brown & Williamson, Randy Harrison, Vice President of Leaf Operations, said, "This processing partnership with Standard Commercial allows B&W to reposition our priorities on our contract growing programs and maintain our growing, buying, selling and other leaf support functions in Wilson." Mr. Harrison noted that B&W was especially pleased that this agreement would allow the facility to continue as a vital part of the Wilson community.

      Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Any such forward-looking statement is based upon management's current knowledge and assumptions about future events.

      Based in Wilson, NC, Standard Commercial is one of the largest leaf tobacco dealers and among the top international wool trading companies. It operates in virtually every tobacco and wool producing country and sells worldwide to tobacco manufacturers and wool users.

      With headquarters in Louisville, KY, Brown & Williamson Tobacco Corporation is the nation's third largest manufacturer and marketer of cigarettes. The company's major brands include KOOL, Pall Mall, Lucky Strike, GPC, Misty, Carlton and Capri. For more information, visit www.brownandwilliamson.com.
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